WRITTEN CONSENT OF STOCKHOLDER
                        OF KLLM TRANSPORT SERVICES, INC.

         The undersigned, a stockholder of record of KLLM Transport Services, Inc., a Delaware corporation (the "Company"), by written consent and without the necessity of notice or a meeting, in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, with respect to all of the shares of the common stock of the Company, par value $1.00 per share, owned by the undersigned, hereby authorizes and consents to the following:

               RESOLVED, that ARTICLE THREE, Section 4 of the By-laws of the Company be and hereby is deleted in its entirety; and

               FURTHER  RESOLVED,  that  each and  every  member of the Board of
               Directors   of  the  Company  is  hereby   removed  from  office,
               effectively immediately and without cause; and

               FURTHER RESOLVED, that the first sentence of Section 2 of ARTICLE THREE of the Bylaws of the Company following the caption of said
               Section 2, is hereby deleted in its entirety, and the following substituted in lieu thereof:

               "The Board of Directors of the Corporation  shall consist of four
               (4) persons."; and

               FURTHER RESOLVED, that the following individuals are hereby elected as directors of the Company to serve until their successors are duly elected and qualified:

                               Robert E. Low
                               Richard D. Hoedl
                               Steven D. Crawford
                               C. Stephan Wutke



                                            /s/ Robert E. Low
                                            ------------------------------------
                                            Robert E. Low

Dated:  June 8, 2000